Exhibit 10.78

Intuit
P.O. Box 7850
Mountain View, CA 94039
June 24, 2011
Sasan Goodarzi

Dear Sasan
I know I share the sentiments of the whole Intuit team, when I say it is a pleasure to welcome you back. I am pleased to have the opportunity to extend to you this formal offer of employment to rejoin us in the position of Senior Vice President, Chief Information Officer in Mountain View, California reporting directly to me. You will be expected to devote your full working time and attention to the business of Intuit. The terms of our offer are as follows:

START DATE
We anticipate that your first day of employment, called your Start Date, will be July 18, 2011.

BASE COMPENSATION
For your services, you will be paid an annual base salary of $540,000, payable in bi-weekly installments and in accordance with Intuit's standard payroll practices.

ANNUAL PERFORMANCE BONUS ELIGIBILITY
You will be eligible to participate in Intuit's Performance Incentive Plan (“IPI”), a cash Incentive compensation program. Your target percentage under the IPI will be 65% of your base salary. Payouts under the IPI are tied to the achievements of Intuit and individual performance and are made to individual performance and are made to individuals who are employed on the date the IPI payment is made. You will be eligible to participate in IPI for Intuit's 2012 fiscal year, which begins August 1, 2011 and ends July 31, 2012. The actual amount of your IPI award will be determined in accordance with the terms and conditions outlined in the IPI plan document for Intuit's 2012 fiscal year. IPI payments are made after reduction for required and customary income and payroll tax withholdings.

NONQUALIFIED DEFERRED COMPENSATION PLAN AND MANAGEMENT STOCK PURCHASE PROGRAM
Following your Start Date you are eligible to enroll in the Intuit Inc. Executive Deferred Compensation Plan (the “NQDCP”) and in the Management Stock Purchase Program (the “MSPP”). The NQDCP allows you to defer a portion of your annual base salary and/or bonus. Deferrals occur pre-tax and are credited to your account under the NQDCP. In accordance with the terms and conditions of the NQDCO and the Internal Revenue Code, you will be able to elect to have your contributions credited with earnings pursuant to the investment alternatives offered under the NQDCP and elect when to take distribution of this contribution and any earnings credited thereon. The MSPP allows you to defer up to 15% of your annual bonus. This deferral will be converted into Restricted Stock Units (referred to as “Stock Units” or “SUs”) based on the fair market value of Intuit's common stock on the date such bonus is awarded. Intuit will grant an additional Stock Unit for every Stock Unit Purchased through such deferral, up to set maximums. The Stock Units granted pursuant to the MSPP will be issued under Intuit's 2005 Equity Incentive Plan, in accordance with the terms and conditions set forth therein.

EQUITY
Subject to approval by the Compensation and Organizational Development Committee of Intuit's Board of Directors or its designee, you will be granted a nonqualified stock option to purchase 90,000 shares of Common Stock of Intuit Inc. These options will be granted to you on the seventh business day of the month following the month of your Start Date. The exercise price per share will be equal to the closing price of Intuit's Common Stock on NASDAQ on the date of grant. If, however, that is not a trading day, the exercise price per share will be the closing price on the last trading day preceding the date of the grant. The options will be subject to the terms of your Stock Option Agreement and the Intuit Inc. 2005 Equity Incentive Plan. The options will vest over three years with 33-1/3% of the option shares vesting on the one-year anniversary of your Start Date, and an additional 2.778% of the option shares vesting monthly thereafter for the next two years, provided you remain employed by Intuit through such vesting dates. The option will have a maximum term of seven years.

Additionally, subject to approval by the Compensation and Organization Development Committee or its designee, you will be granted 40,000 Stock Units. These Stock Units will be granted to you on the seventh business day of the month following the month of your Start Date.

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10,000 of these RSUs will vest based on your continuous service to the Company (the “Time-Based RSUs”). You will vest in 33.3% of these Time-Based RSUs in 2012 on the first day of the month of the grant date, another 33.3% in 2013 on the first day of the month of the grant date and the final 33.3% of Time-Based RSUs in 2014 on the first day of the month of the grant date, provided you remain continually employed by Intuit through such vesting dates. The remaining 30,000 Stock Units shall be comprised of two separate grants of Stock Units with performance-based vesting criteria determined by the Compensation and Organization Development Committee or its designees (the “Performance-based RSUs”). The Performance-based RSUs will only become vested if you remain continually employed by Intuit through the end of a three-year performance period or such later date, in each case, established by the Compensation and Organization Development Committee or its designee for the awards and the Company achieves certain “Performance Hurdles” established by the Compensation and Organization Development Committee or its designee for the awards for the applicable performance period. Of the Performance-based RSUs, an award with a target amount equal to 15,000 Stock Units shall be subject to Performance Hurdles based upon Intuit's revenue and/or operating income during the performance period. The other Performance-based RSU award shall also have a target amount equal to 15,000 Stock Units and shall be subject to Performance Hurdles based upon Intuits relative total shareholder return performance during the performance period. In each case, the Performance Hurdles (and related performance periods) shall be identical to the Performance Hurdles established by the Compensation and Organization Development Committee for Intuit's executive officers generally at its July 2011 meeting.

In addition to the above, your RSUs and the issuance of the underlying Intuit Inc. Common Stock will be subject to the terms and conditions of your Stock Unit Agreements and the Intuit Inc. 2005 Equity Incentive Plan.

OUTSIDE BUSINESS ACTIVITIES

You will not, without my prior approval, render services to any other business or directly or indirectly engage or participate in any business that is competitive in any manner with the business of Intuit.

PERFORMANCE/SALARY REVIEWS
Performance and salary reviews are conducted at least once per fiscal year and usually occur following the close of Intuit's fiscal year.

EXECUTIVE STOCK OWNERSHIP REQUIREMENT
As an SVP at Intuit, you will be subject to the Executive Stock Ownership requirements, as determined by the Compensation and Organization Development Committee. If you would like more information regarding this program, please let me know.

401(K) & INTUIT BENEFITS

1. 401(K)
Intuit has a comprehensive benefits package that includes the Intuit Inc. 401(K) Plan. Intuit will automatically withhold four percent (4%) from your wages each payroll period beginning with the first payroll period following thirty (30) days after your start date and remit it as a salary deferral contribution to the 401(K) Plan. These funds will automatically be invested in an appropriate Pyramis Fund. Of course you may elect at any time, to contribute more or less of your wages--or not at all--to the 401(K) Plan. In addition, you are encouraged to select the investment funds that meet your personal financial objectives. By signing below, you agree to this withholding from your wages until you take express action otherwise.

2. GROUP HEATH INSURANCE
You will be eligible for group health insurance (which includes medical, dental, and vision), effective as of your Start Date. You will also be eligible to participate in Intuit's other benefit plans in accordance with the terms and conditions of those plans.

At your New Hire Orientation, you will receive more information about the entire Intuit benefits plans, including, if you so choose, how to opt-out entirely from participating in the 401(K) Plan and how to change your investment funds or deferral percentage of participation.

3. VACATION
As an executive at Intuit, you will be exempt from the normal limits on vacation as defined in Intuits standard policy and Intuit will not accrue paid vacation time or floating holidays for you. It is expected that you will take paid time off as needed and at your discretion, subject only to my approval.

4. SICK DAYS
Your sick leave will accrue at the rate of 40 hours per year (1.54 hours per bi-weekly pay period) in accordance with Intuit's sick leave policy,

BACKGROUND CHECK
This offer, and your employment, is contingent on Intuit's verification of background information, even if you should begin employment before completion of Intuit's background check,

CONFIDENTIALITY
This letter confirms our understanding that you are not subject to any employment agreement that would preclude us from offering this position to you or you joining our organization. This also confirms that you will not be asked to disclose to us or utilize any confidential or proprietary information from your prior places of employment and that you understand that you must not do so.

EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT
You will execute and abide by Intuit's Employee Invention Assignment and Confidentiality Agreement, attached hereto as Exhibit 1, as a condition of employment.

WORK AUTHORIZATION
United States federal law requires Intuit to document an employee's authorization to work in the United States. To comply, Intuit must have a completed Form I-9 for you within three business days of your Start Date. You agree to provide Intuit with documentation required by the Form I-9 to confirm you are legally authorized to work in the United States. You understand and agree that if you do not comply with this requirement by close of business on the third business day following your Start Date, you will be placed on unpaid leave for up to five days to comply. You further understand and agree that failure to provide the necessary documentation by the end of the leave of absence period will result in termination of employment.

This letter also confirms the understanding that employment at Intuit is at the mutual consent of you and Intuit, and is at-will in nature and can be terminated at anytime for any reason or no reason by yourself or Intuit. This at-will employment relationship can only be modified in writing signed by Intuit's Senior Vice President of Human Resources.

The letter constitutes the entire agreement between you and Intuit and supersedes any and all prior agreements between the parties regarding employment.

Please review these terms and make sure they are consistent with your understanding. If so, please sign and date both copies of this letter and confirm your planned start date. The original of this letter is for your records. Please fax the signed offer letter and Employee Invention Assignment and Confidentiality Agreement to Therese Williams at (650) 649-2759.

If you have any questions, please feel free to contact me at (650) 944-5470.

Sasan, it is great to welcome you back. We look forward to once again having you on the Intuit Team.

Sincerely,

/s/ BRAD D. SMITH
Brad D. Smith
President and Chief Executive Officer

AGREED AND ACCEPTED:

/s/ SASAN GOODARZI                        June 27, 2011
Sasan Goodarzi                            Date

Start Date:     July 18, 2011

To:    Sasan Goodarzi, SVP and GM, Consumer Tax
From:    Brad Smith, President and CEO, Intuit Inc. /s/ BDS
Date:    July 23, 2013
Re:    Commuting and Relocation Allowance
--___________________________________________________________________________________
In your new role as SVP and GM of the Consumer Tax group based in San Diego, California, we appreciate that you will be required to incur additional expenses for travel and accommodations. We understand that it is inconvenient to relocate your family at this time and therefore you will maintain your home in Los Gatos, California while performing this new job. In order to offset those additional costs, the company will provide you with an expense allowance for those costs that you incur during the company's 2014 fiscal year. This amount will be $240,000.

This amount will be paid to you in four installments during the course of the year. A payment in the amount of $60,000 will be made in each of the months of August 2013, November 2013, February 2014 and May 2014, provided that you are continuing to act in this role at the time of payment. These amounts will be treated as taxable income to you. The company will expect you to cover the costs of transportation between your home and your primary job location as well as accommodations and local transportation close to your primary job location while you are away from home out of this amount. Other than this amount, the company will not reimburse you for any expenses of this type that you incur during the company's 2014 fiscal year, except that if for any reason you cease to act in this role during the fiscal year (other than on account of your voluntary departure), the company will pay for the cost of any housing lease for any period for which you have not yet received an installment through July 31, 2014. The company will evaluate during the 2014 fiscal year whether or not to continue this allowance in a future fiscal year.
In addition, since we understand that you are still evaluating relocation of your home to San Diego, we want to assure you that we will make the benefits under Intuit's relocation programs available to you through August 1, 2014. This includes those benefits described under the Intuit Relocation Policy, the company's home sale assistance policy, and the company's home purchase benefit policy. We understand that materials describing these policies have already been provided to you.

We wish to reiterate how much the company appreciates your willingness to take on these new responsibilities despite the personal sacrifices that they require from you and your family. We hope that assisting you financially with these additional expenses makes those sacrifices easier to shoulder.